Exhibit 99.5
NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL INFORMATION

The following is a description of pro forma adjustments reflected in the unaudited pro forma combined condensed statements of operations:

1. Reflects the recording of amortization of the estimated $202 million of identifiable intangible assets, consisting primarily of developed and core technology and customer relationships, over a period of between six and fifteen years, with a weighted average life of 11.5 years. The pro forma adjustments to intangible assets are net of the historical book value of intangible assets at Laserscope which are eliminated in the purchase price allocation. The final purchase price allocations, which will be based on third party appraisals, may result in different allocations for tangible and intangible assets than presented in these Unaudited Pro Forma Combined Condensed Financial Statements, and those differences could be material. The following table is presented for illustrative purposes and provides the estimated annual impact on pro forma net income for every incremental million dollars assigned to amortizable intangible assets in the final purchase price allocation:

		Net
Life in	Amortization	Income
Years	Expense	Impact
	(In thousands)

6.0	$167	$(100)
11.5	87	(52)
15.0	67	(40)

2. Reflects the recording of interest expense on the senior debt facility and convertible notes used to finance the purchase of Laserscope, including amortization of deferred financing costs and the discount on the convertible notes. The pro forma interest expense is calculated based on an assumed corporate debt rating of the debt facilities assuming (i) principle payments are made in accordance with the terms, (ii) current forward interest rates for the variable rate senior debt facility, and (iii) convertible notes pricing, resulting in an estimate of the blended interest rate of approximately 5.25% — 5.75% on all outstanding borrowings. The deferred financing costs and the discount on convertible notes are amortized using the effective interest method through the maturity of the respective debt.

Actual interest expense will vary depending on changes in future LIBOR interest rates, on ratings obtained on the senior secured financing and on market conditions for the final pricing of the debt. Every one percent increase in the blended interest rate on the combined debt will have the effect of increasing interest expense by approximately $7 million, and reducing net income by approximately $4 million. Pro forma interest expense reflects borrowings that would have been necessary had the transaction occurred at April 1, 2006, the date of the pro forma balance sheet. Actual interest expense will likely be higher to the extent additional borrowings are necessary to fund integration costs and other corporate activities that have occurred since April 1, 2006. Holdings expects to require additional borrowings of approximately $50 million beyond what is reflected in the pro forma balance sheet when the transaction closes, which would result in additional annual interest expense of approximately $3 million.

3. Reflects an increase in depreciation expense resulting from the fair value adjustments to Laserscope’s property, plant and equipment that will continue to be held and used (see notes to the unaudited pro forma condensed combined balance sheet).

4. Reflects the recording of adjustments to income tax expense that result in recording a combined tax provision as if Laserscope had been combined in the consolidated tax return as of the beginning of the respective periods.

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL INFORMATION — (Continued)

The following is a description of pro forma adjustments reflected in the unaudited pro forma combined condensed balance sheet:

a. Reflects the use of all available Holdings and Laserscope cash and short term investments to partially finance the purchase of Laserscope.

b. Reflects Laserscope inventory at fair value as defined as estimated net realizable value less costs to complete and a normal distribution margin.

c. Reflects the recording of deferred income tax assets and liabilities associated with book-tax basis differences that result from the preliminary purchase price allocation. The deferred income tax assets and liabilities are estimated based on tax-effecting the estimated basis differences at the expected statutory rate of approximately 40%. The deferred tax adjustments result largely from the book-tax basis differences that result from the recording of the intangible assets at fair value for financial reporting purposes, and certain transaction costs that are not immediately deductible.

d. Reflects the property and equipment of Laserscope at estimated fair value, as defined by expected replacement cost.

e. Records the preliminary estimated fair value of identifiable intangible assets, consisting primarily of an estimated $202 million of developed and core technology and customer relationship intangible assets which are amortizable, and $40 million of trademarks which is an indefinite-lived intangible asset and will therefore not be amortized. The fair value of the identifiable intangible assets was preliminarily estimated based on the specific economic attributes of these assets separate and distinct from the overall economic value of the company. This fair value determination was done using the income approach, which incorporates the relationship between anticipated economic cash flows and the uncertainty that those cash flows will occur. This discounted cash flow analysis is based on management’s preliminary estimate of, and beliefs regarding the economic cash flows associated with the acquired developed and core technologies.

f. Adjustment to reclassify the preliminarily estimated fair value of assets identifiable with Laserscope’s aesthetics business to held for sale as it is Holdings’ intention to sell these assets after the acquisition is complete. Holdings has not presented the aesthetics business in the unaudited pro forma combined condensed statements of operations as a discontinued operation because expenses and cash flows are not separately identifiable to this business line.

For periods following the closing of the pending merger, the financial statements of Holdings will treat Laserscope’s aesthetics business as a discontinued operation because it will begin identifying cash flows separately for this business. For these and other reasons, the unaudited pro forma combined condensed financial statements will materially differ from Holdings’ future financial statements and are not indicative of Holdings’ future performance.

g. Adjustment to record goodwill, defined as a preliminary estimate of the excess of the purchase price over the historical net assets of Laserscope, as adjusted to reflect estimates of fair value.

h. Records Laserscope’s historical deferred revenue related to installation, training, repair and maintenance obligations at fair value as defined as estimated cost to complete the service.

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL INFORMATION — (Continued)

i. Records preliminary estimates of the senior debt facility and convertible notes contemplated to finance the pending Laserscope acquisition assuming the full use of our existing cash and short-term investments at April 1, 2006. Also records $22 million in deferred financing costs on the senior credit facility.

j. Represents the elimination of Laserscope’s historical equity balances as a result of the pending acquisition.

k. Represents the impact of a preliminary estimate of in-process research and development costs of $30 million. The estimated value was determined using the excess earnings method, by segregating incremental cash flow forecasts for products and technology under development for which there is no identifiable future use.